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                                                                      EXHIBIT 12

          GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED AND SUBSIDIARIES
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)

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
(Dollars in Millions)                            Nine Months Ended
                                                 September 30, 1998
                                                 ------------------
Net earnings available for fixed charges:
  Income from continuing operations                  $   68.8
  Add - Income taxes                                     33.7
      - Fixed charges                                    34.9
                                                     --------
Adjusted earnings                                    $  137.4
                                                     ========
Fixed charges:
  Interest expense                                   $   31.7
  Portion of rent expense representing interest           3.2
                                                     --------
Adjusted fixed charges                               $   34.9
                                                     ========

RATIO OF EARNINGS TO FIXED CHARGES                       3.94
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